UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2016

Accuride Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (812) 962-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under “Item 3.03 Material Modification to Rights of Security Holders” of this Current Report on Form 8-K with respect to the entry into a Rights Agreement is incorporated into this Item 1.01 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

On October 9, 2016, the Board of Directors of Accuride Corporation (the “Company”) authorized a Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended from time to time, the “Rights Agreement”).

In connection with the Rights Agreement, a dividend was declared of one preferred stock purchase right (individually, a “Right” and collectively, the “Rights”) for each share of common stock, par value $0.01 per share (the “Common Stock”), of the Company outstanding at the close of business on October 21, 2016 (the “Record Date”).  Each Right will entitle the registered holder thereof, after the Rights become exercisable and until the earliest of (i) the close of business on March 31, 2017 and (ii) immediately prior to the consummation of the merger contemplated by that certain Agreement and Plan of Merger Agreement, dated September 2, 2016 (the “Merger Agreement”), by and among the Company, Armor Parent Corp., a Delaware corporation (“Parent”), and  Armor Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred”), of the Company at a price of $7.75 per one one-hundredth of a share of Series A Preferred (the “Purchase Price”).  Until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Stock (an “Acquiring Person”) or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 20% or more of the Common Stock (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates, or, with respect to any uncertificated Common Stock registered in book entry form, by notation in book entry, in either case together with a copy of the Summary of Rights attached as Exhibit C to the Rights Agreement.  Under the Rights Agreement, synthetic ownership of Common Stock in the form of derivative securities counts towards the 20% ownership threshold, to the extent actual shares of Common Stock equivalent to the economic exposure created by the derivative security are directly or indirectly beneficially owned by a counterparty to such derivative security.

The Rights Agreement provides that any person who beneficially owned 20% or more of the Common Stock immediately prior to the first public announcement of the adoption of the Rights Agreement, together with any affiliates and associates of that person (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement unless an Existing Holder becomes the beneficial owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock).  However, if upon acquiring beneficial ownership of one or more additional shares of Common Stock, the Existing Holder does not beneficially own 20% or more of the Common Stock then outstanding, the Existing Holder shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement.

The Rights will be transferred only with the Common Stock until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights).  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date.  The Rights will expire on the earliest of (i) the close of business on March 31, 2017 and (ii) immediately prior to the consummation of the merger contemplated by Merger Agreement, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.  The Rights will at no time have any voting rights.

Each share of Series A Preferred purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (a) $1.00 per share, or (b) in the aggregate, a dividend of 100 times the dividend declared on the Common Stock.  In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred would be entitled to receive a minimum preferential liquidation payment equal to $100 per share (plus any accrued but unpaid dividends), provided that the holders of the Series A Preferred shall be entitled to an aggregate payment of 100 times the payment made per share of Common Stock.  Each share of Series A Preferred will have 100 votes, voting together with the Common Stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of Series A Preferred would be entitled to receive 100 times the amount received per share of Common Stock.  The Rights are protected against dilution in the event additional shares of Common Stock are issued.  Since the Rights would not be exercisable immediately, the Company would not need to register the Series A Preferred issuable upon exercise of the Rights with the Securities and Exchange Commission until the Rights become exercisable.

The Purchase Price payable, and the number of one one-hundredths of a share of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the current market price of the Series A Preferred or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

In the event that a person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the Common Stock were not changed or exchanged in such merger, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of one Right.  In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right.

At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, for shares of Common Stock at an exchange rate of one share of Common Stock per Right (subject to adjustment).

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) by the Board of Directors at any time prior to the earlier of (i) the day that an Acquiring Person has become such or (ii) the expiration of the Rights.  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or any affiliate or associate of an Acquiring Person).

One Right will be distributed to stockholders of the Company for each share of Common Stock owned of record by them on October 21, 2016.  As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have attached Rights.  The Company has agreed that, from and after the Distribution Date, the Company will reserve 500,000 shares of Series A Preferred initially for issuance upon exercise of the Rights.

The Rights are designed to ensure the full and fair opportunity for all shareholders to make an informed decision with respect to the transactions contemplated by the Merger Agreement, and to mitigate the risk that a stockholder or group of stockholders accumulates an ownership position that results in a transfer of actual or de facto control without paying an appropriate control premium.  The Rights will cause substantial dilution to a person or group that acquires 20% or more of the Common Stock on terms not approved by the Company’s Board of Directors.  The Rights will not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group has become an Acquiring Person.

The Rights Agreement specifying the terms of the Rights and the text of the press release announcing the declaration of the Rights are incorporated herein by reference as exhibits to this current report.  The foregoing summary of the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 8.01.          Other Events.

On October 10, 2016, the Company issued a press release announcing the expiration of the “go-shop” period established pursuant to the Merger Agreement. The press release also announces the adoption of the Rights Agreement and the declaration of the distribution of the Rights.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Important Additional Information:

This communication may be deemed to be solicitation material in respect of the proposed merger. A special meeting of the stockholders of the Company will be announced as promptly as practicable to seek stockholder approval in connection with the proposed merger.  The Company expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger between the Company and Merger Sub. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT, MERGER SUB AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.accuridecorp.com or by sending a written request to the Company at 7140 Office Circle, Evansville, Indiana 47715, Attention: General Counsel and Corporate Secretary.

Participants in the Solicitation:

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger will be set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the proposed merger. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “2016 Proxy Statement”), which was filed with the SEC on March 18, 2016. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements:

This Current Report on Form 8-K and Exhibit 99.1 hereto contain “forward-looking statements” within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the Company may be unable to obtain stockholder approval for the proposed transaction; (2) the conditions to the closing of the proposed transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the proposed transaction; (5) the outcome of any legal proceedings related to the proposed transaction; (6) the Company may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed transaction; and (10) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. If the proposed transaction is consummated, the Company’s stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. The Company does not intend, and assumes no obligation, to update any forward-looking statements. The Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, the 2016 Proxy Statement and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1
Rights Agreement, dated October 10, 2016, by and between Accuride Corporation and American Stock Transfer & Trust Company, LLC, which includes the Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

99.1	Press release issued by Accuride Corporation dated October 10, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ACCURIDE CORPORATION

	By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Senior Vice President / General Counsel

Dated: October 11, 2016